Exhibit 10.2

BioMarin Pharmaceutical Inc.
Summary of Independent Director Compensation
The summary below sets forth the compensation received by independent directors serving on the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (the “Company”). This summary is consistent with what was reported in the Company’s proxy statement previously filed with the Securities and Exchange Commission on April 9, 2024, except for the increase in the cash compensation for the chair and members of the Compensation Committee from $10,000 to $12,000, effective October 2, 2024. All independent directors are entitled to receive a combination of annual cash retainers and restricted stock unit (“RSU”) grants as summarized below as compensation for their service on the Company’s Board and Board committees.
Cash Compensation
The following table is a summary of the annual cash compensation payable to the independent directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation
Compensation to All Independent Directors
All Independent Directors	$65,000
Elements of Compensation in Addition to Director Membership Retainer
Independent Chair of the Board (if applicable)	$80,000
Lead Independent Director (if applicable)	$65,000
Audit Committee Member	$13,500
Audit Committee Chair (premium in addition to committee membership retainer)	$13,000
Compensation Committee Member	$12,000
Compensation Committee Chair (premium in addition to committee membership retainer)	$12,000
Corporate Governance and Nominating Committee Member	$10,000
Corporate Governance and Nominating Committee Chair (premium in addition to committee membership retainer)	$10,000
Science and Technology Committee Member	$10,000
Science and Technology Committee Chair (premium in addition to committee membership retainer)	$10,000
Strategic and Operating Review Committee Member	$13,500
Strategic and Operating Review Committee Chair (premium in addition to committee membership retainer)	$13,500

Equity Compensation
Annual Award

On the date of our annual meeting of stockholders for a given year, each re-elected independent director receives a RSU grant valued at $400,000, based on the Black-Scholes model valuation using a 30-day trailing average closing price of the Company’s common stock. The shares of common stock subject to the RSUs vest in full on the date immediately prior to the date of the Company’s next regular annual meeting of stockholders (approximately on the one-year anniversary of the grant date), subject to each respective director providing services to the Company through the vesting date.

New Independent Directors

Upon election or appointment, a new independent director will receive an RSU grant on the same terms as the annual award, pro-rated for amount and vesting to the nearest quarter for the time such new director will serve prior to the Company’s next annual meeting of stockholders.

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